Exhibit 21.1

List of Subsidiaries of the Registrant

Subsidiaries	Place of Incorporation
2/3 Dolci Limited	Hong Kong
Baker & Patissier Limited	Hong Kong
Cafe Deco Limited	Hong Kong
CDC Holdings Limited	British Virgin Islands
Chef Cuts Limited	Hong Kong
CL Holdings Limited	Hong Kong
Customs House Cafe Pty Ltd	Australia
Food Square Hong Kong Limited	Hong Kong
Giant Dragon (Hong Kong) Limited	Hong Kong
Giant Ocean (H.K.) Limited	Hong Kong
Global Success Funding Limited	Hong Kong
Golden Pointer Limited	British Virgin Islands
Info Dragon Limited	Hong Kong
Legend City Limited	British Virgin Islands
Lordly Corporation Limited	Hong Kong
Marson Consultant Limited	Hong Kong
Metro Point Enterprise Company Limited	British Virgin Islands
NP Cafe JV Limited	Hong Kong
NP Investment Holding Limited	Hong Kong
Omami Five International Holdings Limited	Hong Kong
Orient Talent (Hong Kong) Limited	Hong Kong
Pacific Land (H.K.) Limited	Hong Kong
Pacific York (H.K.) Limited	Hong Kong
Patisserie et Chocolat Limited	Hong Kong
Precious Arch Limited	British Virgin Islands
Prestige Mode Limited	British Virgin Islands
Restaurant Management (Overseas) Limited	British Virgin Islands
Skywin Limited	Samoa
Success Well (H.K.) Limited	Hong Kong
Thai Tai Holdings Limited	Hong Kong
Triumph Star Limited	Hong Kong